Exhibit 99.1
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Monday April 29, 6:40 pm Eastern Time

Press Release

SOURCE: Recreation USA

Recreation USA Announces Transfer to Nasdaq SmallCap Market

FT. LAUDERDALE, Fla., April 29 /PRNewswire-FirstCall/ -- Holiday RV Superstores, Inc. (Nasdaq: RVEE - news) announced today that the Nasdaq Listing Qualifications Panel has approved its request to transfer from the Nasdaq National Market to the Nasdaq SmallCap Market effective today.

The Ft. Lauderdale, Fla. recreational vehicle and marine retailer, which operates under the tradename Recreation USA, said that its common stock began trading on the Nasdaq SmallCap Market under the ticker symbol RVEE when the market opened on Monday, April 29. About Recreation USA: Recreation USA operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina, Virginia and West Virginia. Recreation USA, the nation's only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV and 13 boat brands.

The private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than- expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, please see our filings with the Securities and Exchange Commission.